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                                                                   EXHIBIT 2.2


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of August 10, 2000 (this "Amendment") is entered into by and among Freerealtime.com, Inc., a Delaware corporation ("FRT"), Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FRT ("Sub"), and RedChip.com, Inc., a Delaware corporation ("RedChip"), amending that certain Agreement and Plan of Merger, dated as of June 6, 2000, by and between FRT and RedChip (the "Merger Agreement"). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

                                    RECITALS

         WHEREAS, FRT and RedChip have entered into the Merger Agreement pursuant to which Sub, a wholly-owned subsidiary of FRT, will merge with and into RedChip (the "Merger"), upon the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"); and

         WHEREAS, FRT, Sub and RedChip have agreed to amend the Merger Agreement pursuant to this Amendment.

         NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend the Merger Agreement as follows:

                                    AGREEMENT

         Section 1. Additional Parties. By its execution of the Amendment, as of the date hereof, Sub adopts and becomes a party to the Merger Agreement, and agrees to perform all of its obligations and agreements as set forth therein. By and subject to the terms of this Amendment, the parties hereto acknowledge and agree that the term "Sub," as defined in the Recitals to the Merger Agreement, is hereby amended to mean FRT Merger Sub, Inc., a Delaware corporation.

         Section 2. Stock Options. Section 2.6(c) of Article II of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) Options. All outstanding RedChip Options as of the date of this Agreement are set forth on Schedule 2.6(c) attached hereto. Each outstanding RedChip Option granted under the RedChip Stock Option Plan shall, in accordance with the terms of the RedChip Stock Option Plan, at the Effective Time, become fully vested and exercisable at the exercise price and for the number of shares of RedChip Stock set forth in the respective RedChip Stock Option Agreements under which they were granted. Any shares of RedChip Stock for which such RedChip Options are exercised prior to the Effective Time shall be deemed to be issued and outstanding immediately prior to the Effective Time, even if certificates evidencing such RedChip Stock have not been issued by RedChip and, at the Effective Time, such shares of RedChip Stock shall be converted into Merger Shares in accordance with Section 2.6 hereof, subject to the provisions of Section 2.6(h) hereof, related to fractional shares. Except to the extent exercised prior to


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         the Effective Time as provided in the foregoing sentence, at the
         Effective Time, each outstanding RedChip Option shall terminate and shall cease to represent the right to acquire shares of RedChip Stock. FRT shall grant to each holder of RedChip Options who did not exercise his or her RedChip Options prior to the Effective Time (and which were terminated at the Effective Time) options (the "Substitute Options") to purchase the number of shares of FRT Stock as the holder of such RedChip Options would have been entitled to receive pursuant to the Merger had such holder exercised such RedChip Options in full immediately prior to the Effective Time, at a price per share equal to the result of dividing the per share exercise price of such RedChip Option by the Exchange Ratio (rounded to the nearest full cent); provided, however, the parties hereto acknowledge that any Substitute Options issued pursuant to the FRT Stock Option Plan shall be subject to stockholder approval which may be required in order to increase the number of shares available pursuant to awards granted under the FRT Stock Option Plan. In the event that FRT does not obtain stockholder approval to increase its option pool under the FRT Stock Option Plan, FRT shall grant the Substitute Options pursuant to individual stock option agreements, and not pursuant to the FRT Stock Option Plan. The Substitute Options shall vest as follows: (i) for the RedChip Options which were vested immediately prior to the Effective Time (without regard to the acceleration of vesting due to the Merger), the Substitute Options shall be immediately exercisable at the time of grant and (ii) for the RedChip Options which were unvested immediately prior to the Effective Time (without regard to the acceleration of vesting due to the Merger), the Substitute Options shall vest over the shorter period of (x) the two year period beginning at the Effective Time and (y) the vesting schedule of the original RedChip Options (without regard to any acceleration thereof). Notwithstanding the foregoing, the number of and the per share exercise price of each RedChip Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, as necessary in order for such RedChip Option to be an "incentive stock option." Accordingly, with respect to any incentive stock options, fractional shares of FRT Stock shall be rounded down to the nearest whole number of shares and, where necessary, the per share exercise price shall be rounded up to the nearest cent."

         Section 3. Warrants. Section 2.6(d) of Article II of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  "(d) Warrants. Concurrently with the Closing, FRT shall deliver Substitute Warrant Agreements to the holders of RedChip Warrants representing the right to acquire, on terms and conditions reasonably acceptable to FRT, the number of shares of FRT Stock as the holder of such RedChip Warrants who did not exercise his or her RedChip Warrant prior to the Effective Time would have been entitled to receive pursuant to the Merger had such holder exercised such RedChip Warrant in full immediately prior to the Effective Time, at a price per share equal to the result of dividing the per share exercise price of such RedChip Warrant by the Exchange Ratio (rounded to the nearest full cent). Notwithstanding the above, in the event any holder of RedChip Warrants exercises such Warrants prior to the Effective Time, such holder shall not be entitled to receive a Substitute Warrant Agreement."


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         Section 4. Stockholder Approval of Increase to FRT Stock Option Plan.
Notwithstanding anything else to the contrary in the Merger Agreement or this Amendment, the Substitute Options shall be issued subject to the approval by the stockholders of FRT of an increase in the number of shares which may be offered pursuant to the FRT Stock Option Plan.

         Section 5. Prior Affiliation with Digital Offerings, Inc. Section 4.14 of Article IV of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  "Prior Affiliated Groups. For all tax years prior to and including the year ended March 31, 2000, FRT has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. FRT owns 100% of a Foreign Corporation (as defined in the Code) which is specifically excluded from the definition of affiliated group of corporations under Section 1504(b)(3) of the Code. Accordingly, for tax years prior to and including the year ended March 31, 2000, FRT has not filed a federal consolidated return. FRT does file a combined unitary return with its wholly owned Foreign Corporation subsidiary with the State of California and single entity returns with other states in which FRT is required to file. Subsequent to the fiscal year ended March 31, 2000 and prior to the Closing Date, FRT has incorporated a wholly owned subsidiary, Digital Offerings, Inc., which is now a member of the FRT affiliated group. This newly established subsidiary will elect to be included in a federal consolidated return and California combined report with FRT for the fiscal year ending March 31, 2001."

         Section 6. Exchange Ratio. The parties hereto agree that the Exchange Ratio has been adjusted in accordance with Section 2.6(f) of the Merger Agreement and that the Exchange Ratio, for all purposes in the Merger Agreement and this Amendment, shall equal .3935408.

         Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

         Section 8. Ratification and Reaffirmation of the Merger Agreement. Except as hereby expressly amended, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         Section 9. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

         Section 10. Interpretation. In the event of any conflict between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

         Section 11. Binding Effect. This Amendment shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.


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         IN WITNESS WHEREOF, each party hereto has executed this Amendment or caused this Amendment to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.


                                     FREEREALTIME.COM, INC.,
                                     a Delaware corporation


                                     By: /s/ GEOFFREY MOORE
                                         -------------------------------------
                                     Name: Geoffrey Moore
                                     Title: Co-Chief Executive Officer


                                     FRT MERGER SUB, INC.,
                                     a Delaware corporation


                                     By: /s/ GEOFFREY MOORE
                                         -------------------------------------
                                     Name: Geoffrey Moore
                                     Title: Co-Chief Executive Officer


                                     REDCHIP.COM, INC.,
                                     a Delaware corporation


                                     By: /s/ BYRON ROTH
                                         -------------------------------------
                                     Name: Byron Roth
                                     Title: Chairman of the Board


IN HIS CAPACITY AS THE
STOCKHOLDER REPRESENTATIVE:



/s/ BYRON ROTH
----------------------
    Byron Roth


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